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                                                                    EXHIBIT 99.L

                               PURCHASE AGREEMENT

            The Vantagepoint Funds (the "Fund"), a Delaware business trust and Vantagepoint Investment Advisers, LLC ("Vantagepoint"), a Delaware limited liability company, hereby agree with each other as follows:

            1. The Fund hereby offers Vantagepoint and Vantagepoint hereby purchases 100,000 units of beneficial interest in the Vantagepoint Money Market Fund (such 100,000 units of beneficial interest being hereinafter collectively known as "Shares") at a price of $1.00 per Share. Vantagepoint hereby acknowledges purchase of the Shares and the Fund hereby acknowledges receipt from Vantagepoint of funds in the amount of $100,000 in full payment for the Shares.

            2. Vantagepoint represents and warrants to the Fund that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 25th day of February, 1999.

                                     The Vantagepoint Funds

                                By:  ________________________________________
                                     [Title]

                                     Vantagepoint Investment Advisers, LLC

                                By:  ________________________________________
                                     [Title]